Exhibit 10.3

EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this date by and between Employer, and James K. Wiseman, III ("Employee").

            WHEREAS, for purposes of this Agreement "Employer" shall mean Industrial Services of America, Inc., or any successors thereto, and any other entity controlled by Employer.

            WHEREAS, Employer and Employee desire that the term of this Agreement begin on April 4, 2007 ("Effective Date").

            WHEREAS, Employer desires to employ Employee as its Scrap Manager, and Employee is willing to accept such employment by Employer, on the terms and subject to the conditions set forth in this Agreement.

            NOW THEREFORE, IT IS AGREED AS FOLLOWS:

            Section 1.  Duties.

            1.1       During the term of this Agreement, Employee agrees to be employed by and to serve Employer as its Scrap Manager, and Employer agrees to employ and retain Employee in such capacities. Employee shall devote all of his business time, energy, and skill to the affairs of the Employer. Employee shall report to the Employer's Chief Operating Officer or such other officer as the Board of Directors may direct and at all times during the tern of this Agreement shall have powers and duties at least commensurate with his position.

            Section 2.  Terms of Employment.

            2.1       Definitions.       For the purposes of this Agreement the following terms shall have the following meanings:

                        A. "Executive Officer" shall mean Employer's President, Chief Executive Officer, and Chief Operating Officer.

                        B.         "Termination For Cause" shall mean termination by Employer of Employee's employment by Employer by reason of Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, Employer or by reason of Employee's willful material breach of this Agreement which has resulted in material injury to Employer, or by Employee's insubordination or willful failure to follow instructions pursuant to instructions from an Executive Officer or resolution of the Board of Directors.

                        C.        "Termination Other Than For Cause" shall mean termination by Employer of Employee's employment by Employer (other than in a Termination for Cause) and shall include constructive termination of Employee's employment by reason of material breach of this Agreement by Employer

                        D.        "Voluntary Termination" shall mean termination by Employee of Employee's employment with Employer other than (i) constructive termination as described in subsection 2.1 (B), and (ii) termination by reason of Employee's death or disability as described in Sections 2.5 and 2.6.

            2.2       Initial Term.  The term of employment of Employee by Employer shall be for a period of five (5) years beginning with Effective Date ("Initial Term"), unless terminated earlier pursuant to this Section. At any time more than 90 days prior to the expiration of the Initial Term, Employer or Employee may give a notice of nonrenewal and this Agreement shall terminate at the end of the Initial Term or any Renewal Term. If a notice of nonrenewal is not given, Employee's employment under the terms of this Agreement shall be extended for an additional one year period.

            2.3       Termination For Cause.  Termination For Cause may be effected by Employer at any time during the term of this Agreement and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Employer in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.. Termination shall be effective upon delivery of the notice.

            2.4       Termination Other Than For Cause.      Notwithstanding anything else in this

Agreement, Employee may effect a Termination Other Than For Cause at any time upon giving written notice to Employer of such termination. The notice shall contain a detailed description of the facts on which Employer relies for the Employer's breach. Employer shall have ten (10) days to cure any breach. If Employer and Employee do not agree that Employer is performing its obligations under this Agreement, such disagreement shall be resolved as set forth in Section 6. Termination Other Than For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits and stock appreciation rights which will be paid in accordance with the applicable plan), any benefits under any plans of the Employer in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination and severance compensation in an amount equal to Employee's remaining base salary payable monthly throughout the end of the initial term. Employee shall not be paid any other compensation or reimbursement of any kind. Termination shall be effective the last day of the month following the month in which the cure period expires or decision is reached through dispute resolution.

            2.5       Termination by Reason of Disability.        If, during the term of this Agreement, Employee, in the reasonable judgment of the Board of Directors of Employer, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) consecutive months, Employer shall have the right to terminate Employee's employment hereunder by written notification to Employee and payment to Employee of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Employer in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

            2.6       Death.  In the event of Employee's death during the term of this Agreement, Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Employer shall promptly pay to his estate or such beneficiaries as Employee may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Employer in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

            2.7       Voluntary Termination.  In the event of a Voluntary Termination, Employer shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Employer in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation; severance compensation.

            Section 3.  Salary, Benefits and Bonus Compensation.

            3.1       Base Salary.  As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Employer agrees to pay to Employee a "Base Salary" of One Hundred Thirty-Six Thousand Five Hundred Dollars ($136,500.00), payable in accordance with Employer's usual pay periods for like Employees.

            3.2       Bonus and Commission.  As additional compensation, Employee may be paid a bonus as determined from time to time by the Compensation Committee and approved by the Board of Directors.

            3.3       Additional Benefits.       During the term of this Agreement, Employee shall be entitled to the following fringe benefits:

                        A.        Employee Benefits.       Employee shall be eligible to participate in such of Employer's benefits and deferred compensation plans as are now generally available or later made generally available to employees of the Employer, including, without limitation, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any; provided, however, Employee shall be required to pay the employee portion of any costs to participate in such benefit plans on the same terms as other employees of the Employer generally.  Notwithstanding the foregoing, Employer shall pay all premiums for family health insurance coverage for Employee pursuant to the health insurance plan(s) maintained by Employer from time to time.   For purposes of establishing the length of service under any benefit plans or programs of Employer, Employee's employment with the Employer will be deemed to have commenced on the Employee's actual date of employment without regard to the date of this Agreement.

                        B.         Vacation.  During each year during the term of this Agreement and any extensions thereof (prorated for partial years), Employee shall be entitled to the same periods of vacation as extended by Employer to employees according to policies established by the corporation.

                        C.        Reimbursement for Expenses.  During the term of this Agreement, Employer shall reimburse Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Employee in connection with his duties under this Agreement. Employee shall also receive a car allowance of $550.00 per month to be reviewed annually and approved by the Compensation Committee, fuel for Employee's vehicle, and a cellular phone allowance.

            Section 4.  Restrictions Against Competition, Solicitation, Servicing, and Revealing Confidential Data.

            4.1.      Covenants Not To Solicit or Compete.

                        A.        Non-Competition.  Employee agrees that while Employee is employed by Employer and during a period of two (2) years immediately following the termination of his employment with the Employer for any reason whatsoever, (the "Term"), he shall not, within Employer's market area, (the "Territory"), engage in any of the following activities:

                                    (1)        Directly or indirectly enter into the employ of or render any service to or act in concert with any person, partnership, corporation or other entity engaged in rendering any service being conducted or rendered by Employer at the time of the termination; or

                                    (2)        Directly or indirectly engage in any such competitive business or render any such service on his own account; or

                                    (3)        Become interested in any such competitive business or service directly or indirectly as an individual, partner, member, director, officer, principal, agent, employee, or creditor.

                        B.         Non-Solicitation.  Employee agrees that during the Term, he shall not (other than in the regular course of the Employer's business) solicit, directly or indirectly, business of the type then being performed by Employer from any person, partnership, corporation or other entity which is a customer of the Employer at the time the Employee's employment with the Employer terminates, or was a customer of the Employer within the two-year period immediately prior thereto, or to the knowledge of Employee at the date of termination of employment, is a person, partnership, corporation or other entity with which the Employer plans to do a substantial amount of business during the Term.

            4.2.      Non-Inducement and Non-Disclosure.

                        A.        Non-Inducement.  Employee agrees that during the Term, he shall not directly or indirectly, individually or on behalf of others not parties to this Agreement, aid or endeavor to solicit or induce any of Employer's employees, present or future, to leave their employment with Employer in order to accept employment with Employee or another person, partnership, corporation or other entity or otherwise suggest or induce any other employee to terminate his or her employment relationship with Employer.

                        B.         Non-Disclosure.  Employee agrees that all confidential and proprietary information relating to the business of Employer shall be kept and treated as confidential both during and after the Term of this Agreement, except as may be permitted in writing by Employer's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

                        At no time shall Employee divulge, furnish or make accessible to anyone any knowledge or information with respect to confidential information or data of Employer, or with respect to any confidential information or data of any of the customers of Employer, or with respect to any other confidential aspect of the business or products or services of Employer or its customers, including information obtained through the Employee's employment by Employer.

            4.3.      Enforcement.    Employer may enforce the provisions ofthis Section by suit for damages, injunction, or both.

                        A.        Employer would be irreparably injured by the breach of any provision of this section, and money damages alone would not be an appropriate measure of the harm to Employer from such continuing breach. Therefore, equitable relief, including specific performance of these provisions by injunction, would be an appropriate remedy for the breach of these provisions.

                        B.         Money damages shall be appropriate with respect to any past breach of any provision of this Section 4. Therefore, in case of any breach of this section, the breaching party shall render a full and complete accounting of the gross receipts, expenses, and net profits that have resulted from such breach and shall be liable for money damages equal to twenty-five percent (25%) of the gross amount derived by such breaching party from all transactions in breach of this section, such amount representing the amount of profit Employer could have derived from its own transaction of such business.

                        C.        Should a court of competent jurisdiction determine that equitable relief is not available to remedy the continuous breach of any or all of the provisions of this Section 4, an amount of liquidated damages shall be paid to Employer by the breaching party equal to twenty-five percent (25%) of the gross amount derived by such breaching party from all transactions in breach of this section, such amount representing the amount of profit Employer could have derived from its own transaction of such business.

            Section 5.         Notices.  All notices and other communications hereunder shall be in writing and shall be personally delivered or sent by a nationally recognized express overnight carrier or be registered or certified United States Mail, postage prepaid, return receipt requested, and shall be addressed to the parties as follows (or to such other address as either party hereto shall have given the other notice in writing):

If to Employer:              Industrial Services of America, Inc.

                                    7100 Grade Lane

                                    Louisville, Kentucky 40213

                                    Phone: (502) ___________

                                    Fax:      (502) ___________

With a Copy to:            William J. Cooper, Jr.

                                    Ackerson & Yann, PLLC

                                    One Riverfront Plaza

                                    401 W. Main Street, Suite 1200

                                    Louisville, Kentucky 40202

                                    Phone: (502) 583-7400

If to Employee:             James Wiseman

                                    511 Pennyroyal Way

                                    Louisville, Kentucky 40223

                                    Phone: 502-254-1092

With a copy to:             _______________________

                                    _______________________

                                    _______________________

            Section 6.  Dispute Resolution.

            6.1       Either Employer or Employee may from time to time call a special meeting for the resolution of claims, disputes, or other matters in question between Employer and Employee that would have a material impact on Employee's performance under this Agreement. Such meeting shall be held at Employer's principal place of business within five (5) work days following a written request therefore, which request shall specify in detail the nature of the dispute to be resolved at such meeting. The meeting shall be attended by a representative of Employer and Employee affected in any material respect by the resolution of such dispute, which representatives shall have authority to settle the dispute and shall attempt in good faith to resolve the dispute.

            6.2       All claims, disputes and other matters in questions between Employer and Employee arising out of or relating to the performance of this Agreement, or the breach thereof, that cannot be resolved through direct discussions or mediation shall be decided by arbitration, in accordance with the Arbitration Rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise. Decision of the Arbitrator shall be final and binding on the parties and enforceable in a Court of competent jurisdiction. By execution of this Agreement, Employee hereby accepts the jurisdiction of said Court.

            Section 7.  Withholdings.   All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

            Section 8.  Governing Law.  The parties acknowledge and agree that this Agreement shall be construed under and governed by the laws of the Commonwealth of Kentucky, excluding its conflicts of law rules.

            Section 9.  Presumption.  This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Dated this  7th  day of    June   , 2007

INDUSTRIAL SERVICES OF AMERICA, INC.

By:	/s/ Harry Kletter

Title:	CEO

/s/ James K. Wiseman, III
JAMES WISEMAN